Exhibit 99.1

Molson Coors Beverage Company Reports 2022 First Quarter Results

Molson Coors Delivers First Quarter Double-Digit Top and Bottom-Line Growth with Highest Above Premium Mix Since the 2016 MillerCoors Acquisition

Company Reaffirms 2022 Guidance for Top and Bottom-Line Growth, Continuing to Deliver on its Revitalization Plan and Manage Costs

GOLDEN, Colo. & MONTREAL--(BUSINESS WIRE)--May 3, 2022--Molson Coors Beverage Company ("MCBC") (NYSE: TAP, TAP.A; TSX: TPX.A, TPX.B) today reported results for the 2022 first quarter.

2022 FIRST QUARTER FINANCIAL HIGHLIGHTS

  Net sales increased 16.7% reported and 17.6% in constant currency, primarily due to positive net pricing, favorable sales mix and financial volume growth.
  Net sales per hectoliter on a brand volume basis in constant currency increased 10.2%, primarily due to positive net pricing and favorable sales mix.
  U.S. GAAP income before income taxes of $173.7 million increased 37.5% reported and 37.8% in constant currency.
  Underlying (Non-GAAP) income before income taxes of $83.5 million improved $66.3 million from $17.2 million.
  U.S. GAAP net income attributable to MCBC of $151.5 million, $0.70 per share on a diluted basis. Non-GAAP diluted earnings per share ("EPS") of $0.29 increased $0.28.

CEO AND CFO PERSPECTIVES

Molson Coors delivered against its revitalization plan in the first quarter of 2022 as the Company continues driving towards its goal of sustainable long-term top and bottom-line growth while managing global inflationary pressures. The Company grew its top line for a fourth consecutive quarter - the highest quarterly top-line growth in over a decade. It grew revenue of its core brands, Coors Light and Miller Lite, on the heels of doing the same in 2021. Fewer on-premise restrictions led to significant growth in European markets on the strength of flagship brands like Carling. The global above premium portfolio continued to grow and reached its highest percentage of total trailing twelve month net sales since the 2016 MillerCoors acquisition fueled in part by the national launch of Topo Chico Hard Seltzer.

Gavin Hattersley, President and Chief Executive Officer Statement:

“The start of 2022 brought continued momentum for Molson Coors. Many of our core brands continued to outperform their peers, we again earned the largest growth in U.S. hard seltzers among major brewers and our expansion beyond beer continued to track ahead of our $1 billion revenue target. All were factors in delivering not just a successful quarter, but the most quarterly top-line growth this company has had in more than ten years."

Tracey Joubert, Chief Financial Officer Statement:

“We had a strong first quarter, delivering double-digit top and bottom-line growth on a U.S. GAAP basis and triple-digit bottom-line growth on an underlying basis. Our performance benefited from strong pricing and sales mix and our efforts to mitigate the challenging inflationary environment, while still increasing investments behind our core brands and key innovations. Under our revitalization plan, we have built a strong foundation for future growth that has positioned us to manage through challenging times. This gives us the confidence to reaffirm our 2022 guidance for top and bottom-line growth."

CONSOLIDATED PERFORMANCE - FIRST QUARTER 2022

	For the Three Months Ended
($ in millions, except per share data) (Unaudited)	March 31, 2022	March 31, 2021	Reported Increase (Decrease)	Foreign Exchange Impact	Constant Currency Increase (Decrease)(1)
Net sales	$2,214.6	$1,898.4	16.7%	$(17.2)	17.6%
U.S. GAAP Income (loss) before income taxes	$173.7	$126.3	37.5%	$(0.4)	37.8%
Underlying Income (loss) before income taxes(1)	$83.5	$17.2	N/M	$0.4	N/M
U.S. GAAP Net income (loss)(2)	$151.5	$84.1	80.1%
Per diluted share	$0.70	$0.39	79.5%
Underlying Net income (loss)(1)	$63.8	$1.6	N/M
Per diluted share	$0.29	$0.01	N/M
N/M = Not meaningful
(1)

Represents income (loss) before income taxes and net income (loss) attributable to MCBC adjusted for non-GAAP items. See Appendix for definitions and reconciliations of non-GAAP financial measures including constant currency.

(2)	Net income (loss) attributable to MCBC.
NET SALES DRIVERS

	For the Three Months Ended March 31, 2022
	Reported
Percent change versus comparable prior year period	Financial Volume		Price and Sales Mix	Currency		Net Sales	Net Sales per hectoliter (BV basis)(1)	Brand Volume
Consolidated	5.1%		12.5%	(0.9	) %	16.7%	10.2%	1.7%
Americas	(0.8	) %	9.4%	(0.1	) %	8.5%	9.8%	(3.1	) %
EMEA&APAC	29.4%		62.9%	(8.1	) %	84.2%	30.1%	19.8%
(1)

Our net sales per hectoliter performance discussions are presented on a brand volume ("BV") basis, which reflects owned or actively managed brand volume, along with royalty volume, in the denominator, as well as the financial impact of these sales (in constant currency) in the numerator, unless otherwise indicated.

QUARTERLY CONSOLIDATED HIGHLIGHTS (VERSUS FIRST QUARTER 2021 RESULTS)

  Net sales: increased 16.7% on a reported basis, and 17.6% in constant currency primarily due to positive net pricing, positive sales mix, including favorable brand mix from portfolio premiumization and favorable channel mix from fewer on-premise channel restrictions, as well as higher financial volumes. Financial volumes increased 5.1%, primarily due to higher brand volumes in EMEA&APAC, higher factored volumes and the cycling of lower U.S. distributor inventory levels in the prior year attributed to the March 2021 cybersecurity incident and the February 2021 Fort Worth, Texas brewery shutdown due to a winter storm, partially offset by lower brand volumes in the Americas. Brand volumes increased 1.7% primarily due to a 19.8% increase in brand volumes in EMEA&APAC, including the cycling of significant on-premise closures that occurred during the first quarter of 2021, particularly in the U.K. This was partially offset by a 3.1% decrease in Americas brand volumes driven by a decline in the economy portfolio including the de-prioritization and rationalization of non-core SKUs, which more than offset growth in the above premium portfolio. Net sales per hectoliter on a brand volume basis in constant currency increased 10.2%, primarily due to positive net pricing and favorable brand and channel mix resulting from portfolio premiumization and fewer on-premise channel restrictions.
  Cost of goods sold (COGS) per hectoliter: increased 4.9% on a reported basis primarily due to cost inflation mainly on input materials and transportation costs and the mix impacts of portfolio premiumization and higher factored volumes, partially offset by changes to our unrealized mark-to-market commodity positions, lower depreciation expense and favorable foreign currency impact. Underlying COGS per hectoliter: increased 8.6% in constant currency due to cost inflation mainly on input materials and transportation costs, as well as the mix impacts of portfolio premiumization and higher factored brand volumes, partially offset by lower depreciation expense.
  Marketing, general & administrative (MG&A): increased 24.5% on a reported basis, which includes a $56 million accrued liability related to potential losses as a result of the ongoing Keystone litigation case. Underlying MG&A: increased 15.7% in constant currency primarily due to higher marketing spend to support core brands and new innovations, increased local sponsorship and events as the pandemic related restrictions have continued to ease, and the cycling of lower people related costs, including travel and entertainment costs.
  U.S. GAAP income (loss) before income taxes: increased 37.5% on a reported basis primarily due to higher net sales, changes in our unrealized mark-to-market commodity positions and lower depreciation expense, partially offset by cost inflation mainly on input materials and transportation costs, higher general and administrative costs driven by a $56 million accrued liability related to potential losses as a result of the ongoing Keystone litigation case, increased marketing investment behind our brands and higher special items, net.
  Underlying income (loss) before income taxes: income of $83.5 million improved $66.3 million from $17.2 million, primarily due to higher net sales and lower depreciation expense, partially offset by cost inflation, increased marketing investment behind our brands and higher general and administrative costs.

QUARTERLY SEGMENT HIGHLIGHTS (VERSUS FIRST QUARTER 2021 RESULTS)

Americas Segment

  Net sales: increased 8.5% on a reported basis and 8.6% in constant currency primarily due to positive net pricing and favorable sales mix, partially offset by a 0.8% decrease in financial volumes. Lower financial volumes were primarily due to lower brand volumes, partially offset by the cycling of lower U.S. distributor inventory levels in the prior year attributed to the March 2021 cybersecurity incident and the February 2021 Fort Worth, Texas brewery shutdown due to a winter storm. Americas brand volumes decreased 3.1% primarily due to a 4.3% decline in the U.S., which was driven by a decline in the economy portfolio attributed to the de-prioritization and rationalization of non-core SKUs, partially offset by growth in the above premium portfolio driven by hard seltzers. Canada brand volumes reflected softer industry performance in the first quarter of 2022 and declined 4.5%, while Latin America brand volumes grew 13.8%.

  Net sales per hectoliter on a brand volume basis in constant currency increased 9.8% for the Americas segment and 11.2% in the U.S. primarily due to positive net pricing and favorable brand mix.
  U.S. GAAP income (loss) before income taxes: decreased 39.6% on a reported basis primarily due to a $56 million accrued liability related to potential losses as a result of the ongoing Keystone litigation case, higher marketing spend, cost inflation mainly on input materials and transportation costs, higher special items, net driven by a non-cash impairment charge taken on our Truss LP joint venture asset group and lower financial volumes, partially offset by positive net pricing, favorable sales mix and lower depreciation expense. The increased marketing spend includes higher spend behind innovation brands, Coors Light, and Miller Lite, as well as higher localized spend as pandemic related restrictions eased compared to the prior year.
  Underlying income (loss) before income taxes: increased 9.0% in constant currency primarily due to positive net pricing, favorable sales mix and lower depreciation expense, partially offset by increased marketing investment, cost inflation mainly on input materials and transportation costs and lower financial volumes.

EMEA&APAC Segment

  Net sales: increased 84.2% on a reported basis and 92.3% in constant currency, primarily due to higher financial volumes, favorable sales mix and positive net pricing. Financial volumes growth of 29.4% was driven by brand volume growth of 19.8%, primarily due to growth in our core brands and above premium portfolio including the cycling of significant on-premise closures that occurred during the first quarter of 2021, particularly in the U.K., as well as higher factored volumes.

  Net sales per hectoliter on a brand volume basis in constant currency increased 30.1% primarily due to favorable sales mix as well as positive net pricing.
  U.S. GAAP income (loss) before income taxes: loss of $32.2 million improved 64.0% on a reported basis, primarily due to higher financial volumes, favorable sales mix and positive net pricing, partially offset by cost inflation mainly on input materials and transportation costs and higher MG&A spend. Higher MG&A spend was primarily due to increased marketing spend to support our brands and the cycling of lower spend in the prior year due to cost mitigation efforts.
  Underlying income (loss) before income taxes: loss of $31.2 million improved 62.1% in constant currency, primarily due to higher financial volumes, favorable sales mix and positive net pricing, partially offset by cost inflation mainly on input materials and transportation costs and higher MG&A spend.

CASH FLOW AND LIQUIDITY HIGHLIGHTS

  U.S. GAAP cash from operations: net cash used in operating activities was $119.3 million for the three months ended March 31, 2022, compared to $190.9 million in the prior year. The decrease in cash used in operating activities was primarily due to the favorable timing of working capital payments driven by increased MG&A spend and COGS inflation in the current year as well as lower payments for incentive compensation and higher net income, partially offset by timing of receipts due to higher financial volumes.
  Underlying free cash flow: cash used of $358.8 million for the three months ended March 31, 2022 represents an increase in cash used of $270.8 million in the prior year, primarily due to higher capital spend, partially offset by lower cash used in operating activities.
  Debt: Total debt at the end of the first quarter of 2022 was $7,313.4 million, and cash and cash equivalents totaled $358.7 million, resulting in net debt of $6,954.7 million and a net debt to underlying EBITDA ratio of 3.28x. As of March 31, 2021, our net debt to underlying EBITDA ratio was 3.74x.
  Dividends: On February 22, 2022, our Company's Board of Directors declared a cash dividend of $0.38 per share, paid on March 18, 2022, to shareholders of Class A and Class B common stock. Shareholders of exchangeable shares received the CAD equivalent of dividends declared on Class A and Class B common stock, equal to CAD 0.48 per share.
  Share Repurchase Program: On February 17, 2022, our Company's Board of Directors approved a share repurchase program up to an aggregate of $200 million of our Company's Class B common stock through March 31, 2026, with repurchases primarily intended to offset annual employee equity award grants. For the three months ended March 31, 2022, we repurchased 280,000 shares under the share repurchase program at a weighted average price of $50.40 per share for an aggregate value of $14.1 million.

OTHER RESULTS

Tax Rates Table

(Unaudited)	For the Three Months Ended
	March 31, 2022	March 31, 2021
U.S. GAAP effective tax rate	21%	35%
Underlying effective tax rate(1)	26%	103%
(1)	See Appendix for definitions and reconciliations of non-GAAP financial measures.
  The decrease in our first quarter U.S. GAAP effective tax rate was primarily due to a decrease in net discrete tax expense. We recognized discrete tax benefit of $0.9 million in the first quarter of 2022 versus discrete tax expense of $18.1 million in the prior year.
  The decrease in our first quarter underlying effective tax rate was primarily due to higher underlying income before income taxes in the first quarter of 2022 compared to prior year as well as a decrease in net discrete tax expense. We recognized discrete tax expense of $4.2 million in the first quarter of 2022 compared to $14.1 million in the prior year. In addition, for the three months ended March 31, 2022, there was a disproportionate impact from the discrete tax expense recorded during the first quarter on our underlying effective tax rate due to the lower underlying income before income taxes for the first quarter of 2022.

Special and Other Non-Core Items

The following special and other non-core items have been excluded from underlying results. See the Appendix for reconciliations of non-GAAP financial measures.

  During the first quarter of 2022, we recognized net special items charges of $27.6 million, primarily consisting of a non-cash impairment on our Truss LP joint venture asset group within our Americas segment.
  Additionally during the first quarter of 2022, we recorded other non-core net benefits of $117.8 million consisting of gains in our unrealized mark-to-market positions on commodity hedges, partially offset by the recording of a charge related to the ongoing Keystone litigation case. As of March 31, 2022, we accrued a liability of $56.0 million within other liabilities on our unaudited condensed consolidated balance sheet as the best estimate of probable loss in the Keystone litigation case based on the jury verdict. However, the estimate of the loss could change based on the progression of the case, including the resolution of remaining defenses and other post-trial issues as well as any appeals process. We will continue to monitor the status of the case and will adjust the accrual in the period in which any significant change occurs which could impact the estimate of loss.

2022 OUTLOOK

We continue to expect to achieve the following targets for full year 2022. However, the inherent uncertainties that exist in the macroeconomic environment, including significant cost inflation, the extent and duration of the ongoing Québec collective bargaining negotiations and related strike and the ongoing coronavirus pandemic could impact our financial performance.

  Net sales: mid single-digit increase versus 2021 on a constant currency basis.
  Underlying income (loss) before income taxes: high single-digit increase compared to 2021 on a constant currency basis.
  Deleverage: We expect to achieve a net debt to underlying EBITDA ratio below 3.0x by the end of 2022.
  Underlying free cash flow: $1.0 billion, plus or minus 10%.
  Underlying depreciation and amortization: approximately $750 million, plus or minus 5%.
  Consolidated net interest expense: approximately $265 million, plus or minus 5%.
  Underlying effective tax rate: in the range of 22% to 24% for 2022.

We repaid our $500 million 3.5% USD notes upon their maturity on May 1, 2022 using a combination of commercial paper borrowings and cash on hand.

NOTES

Unless otherwise indicated in this release, all $ amounts are in U.S. Dollars, and all quarterly comparative results are for the Company’s first quarter ended March 31, 2022, compared to the first quarter ended March 31, 2021. Some numbers may not sum due to rounding.

2022 FIRST QUARTER INVESTOR CONFERENCE CALL

Molson Coors Beverage Company will conduct an earnings conference call with financial analysts and investors at 11:00 a.m. Eastern Time today to discuss the Company’s 2022 first quarter results. The live webcast will be accessible via our website, ir.molsoncoors.com. An online replay of the webcast will be available until 11:59 p.m. Eastern Time on August 1, 2022. The Company will post this release and related financial statements on its website today.

OVERVIEW OF MOLSON COORS BEVERAGE COMPANY

For more than two centuries Molson Coors Beverage Company has been brewing beverages that unite people for all life’s moments. From Coors Light, Miller Lite, Molson Canadian, Carling, and Staropramen to Coors Banquet, Blue Moon Belgian White, Blue Moon LightSky, Vizzy, Coors Seltzer, Leinenkugel’s Summer Shandy, Creemore Springs, Hop Valley and more, Molson Coors produces many beloved and iconic beer brands. While the Company’s history is rooted in beer, Molson Coors offers a modern portfolio that expands beyond the beer aisle as well.

Our reporting segments include: Americas, operating in the U.S., Canada and various countries in the Caribbean, Latin and South America; and EMEA&APAC, operating in Bulgaria, Croatia, Czech Republic, Hungary, Montenegro, the Republic of Ireland, Romania, Serbia, the U.K., various other European countries and certain countries within the Middle East, Africa and Asia Pacific. In addition to our reporting segments, we also have certain items that are unallocated to our reporting segments and reported as "Unallocated", which primarily include financing related costs and impacts of other treasury-related activities. Our Environmental, Social and Governance ("ESG") strategy is focused on People and Planet with a strong commitment to raising industry standards and leaving a positive imprint on our employees, consumers, communities and the environment. To learn more about Molson Coors Beverage Company, visit molsoncoors.com, MolsonCoorsOurImprint.com or on Twitter through @MolsonCoors.

ABOUT MOLSON COORS CANADA INC.

Molson Coors Canada Inc. (MCCI) is a subsidiary of Molson Coors Beverage Company. MCCI Class A and Class B exchangeable shares offer substantially the same economic and voting rights as the respective classes of common shares of MCBC, as described in MCBC’s annual proxy statement and Form 10-K filings with the U.S. Securities and Exchange Commission. The trustee holder of the special Class A voting stock and the special Class B voting stock has the right to cast a number of votes equal to the number of then outstanding Class A exchangeable shares and Class B exchangeable shares, respectively.

FORWARD-LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of the U.S. federal securities laws. Generally, the words "expects," "intend," "goals," "plans," "believes," "continues," "may," "anticipate," "seek," "estimate," "outlook," "trends," "future benefits," "potential," "projects," "strategies," and variations of such words and similar expressions are intended to identify forward-looking statements. Statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances are forward-looking statements, and include, but are not limited to, statements under the heading "2022 Outlook," with respect to expectations regarding the impact of the coronavirus pandemic on our operations, liquidity, financial condition and financial results, expectations regarding future dividends, overall volume trends, consumer preferences, pricing trends, industry forces, cost reduction strategies, including our revitalization plan, expectations of cost inflation, anticipated results, expectations for funding future capital expenditures and operations, debt service capabilities, timing and amounts of debt and leverage levels, shipment levels and profitability, market share and the sufficiency of capital resources. Although the Company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s historical experience, and present projections and expectations are disclosed in the Company’s filings with the Securities and Exchange Commission (“SEC”). These factors include, among others, the impact of the coronavirus pandemic; the impact of increased competition resulting from further consolidation of brewers; competitive pricing and product pressures; the health of the beer industry and our brands in our markets; economic conditions in our markets; our ability to maintain brand image, reputation and product quality; ESG issues; the impact of climate change and the availability and quality of water; loss or closure of a major brewery or other key facility; our ability to maintain good labor relations; labor strikes, work stoppages and other employee-related issues; our reliance on third party service providers and internal and outsourced systems; a breach of our information systems; investment performance of pension plan holdings and related pension plan costs; failure to comply with debt covenants or deterioration in our credit rating; increase in the cost of commodities used in the business; dependence on the global supply chain and impacts of supply chain constraints and inflationary pressures, including the adverse impacts of the Russia-Ukraine conflict; additional impairment charges; estimates and assumptions on which our financial projections are based which may prove to be inaccurate; our ability to implement our strategic initiatives, including the executing and realizing cost savings; availability or increase in cost of packaging materials; unfavorable legal or regulatory outcomes affecting the business; risks relating to operations in developing and emerging markets; changes in legal and regulatory requirements, including the regulation of distribution systems; fluctuations in foreign currency exchange rates; success of our joint ventures; and other risks discussed in our filings with the SEC, including our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

MARKET AND INDUSTRY DATA

The market and industry data used, if any, in this press release are based on independent industry publications, customer specific data, trade or business organizations, reports by market research firms and other published statistical information from third parties, including Information Resources, Inc. for U.S. market data and Beer Canada for Canadian market data (collectively, the “Third Party Information”), as well as information based on management’s good faith estimates, which we derive from our review of internal information and independent sources. Such Third Party Information generally states that the information contained therein or provided by such sources has been obtained from sources believed to be reliable.

APPENDIX

STATEMENTS OF OPERATIONS - MOLSON COORS BEVERAGE COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Operations

(In millions, except per share data) (Unaudited)	For the Three Months Ended
	March 31, 2022	March 31, 2021
Sales	$2,643.3	$2,256.1
Excise taxes	(428.7)	(357.7)
Net sales	2,214.6	1,898.4
Cost of goods sold	(1,286.8)	(1,167.4)
Gross profit	927.8	731.0
Marketing, general and administrative expenses	(675.7)	(542.9)
Special items, net	(27.6)	(10.9)
Equity income (loss)	(0.1)	—
Operating income (loss)	224.4	177.2
Interest income (expense), net	(63.3)	(65.3)
Other pension and postretirement benefits (costs), net	10.6	13.0
Other income (expense), net	2.0	1.4
Income (loss) before income taxes	173.7	126.3
Income tax benefit (expense)	(36.4)	(44.3)
Net income (loss)	137.3	82.0
Net (income) loss attributable to noncontrolling interests	14.2	2.1
Net income (loss) attributable to MCBC	$151.5	$84.1

Basic net income (loss) attributable to MCBC per share	$0.70	$0.39
Diluted net income (loss) attributable to MCBC per share	$0.70	$0.39

Weighted average shares outstanding - basic	217.2	217.0
Weighted average shares outstanding - diluted	217.8	217.4

Dividends per share	$0.38	$—

BALANCE SHEETS - MOLSON COORS BEVERAGE COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

(In millions, except par value) (Unaudited)	As of
	March 31, 2022	December 31, 2021
Assets
Current assets
Cash and cash equivalents	$358.7	$637.4
Accounts receivable, net	761.2	678.9
Other receivables, net	207.3	200.5
Inventories, net	935.8	804.7
Other current assets, net	607.6	457.2
Total current assets	2,870.6	2,778.7
Properties, net	4,210.5	4,192.4
Goodwill	6,155.0	6,152.6
Other intangibles, net	13,221.8	13,286.8
Other assets	1,263.6	1,208.5
Total assets	$27,721.5	$27,619.0
Liabilities and equity
Current liabilities
Accounts payable and other current liabilities	$2,873.4	$3,107.3
Current portion of long-term debt and short-term borrowings	681.9	514.9
Total current liabilities	3,555.3	3,622.2
Long-term debt	6,631.5	6,647.2
Pension and postretirement benefits	649.9	654.4
Deferred tax liabilities	2,776.6	2,704.6
Other liabilities	337.7	326.5
Total liabilities	13,951.0	13,954.9
Molson Coors Beverage Company stockholders' equity
Capital stock
Preferred stock, $0.01 par value (authorized: 25.0 shares; none issued)	—	—
Class A common stock, $0.01 par value (authorized: 500.0 shares; issued and outstanding: 2.6 shares and 2.6 shares, respectively)	—	—
Class B common stock, $0.01 par value (authorized: 500.0 shares; issued: 210.3 shares and 210.1 shares, respectively)	2.1	2.1
Class A exchangeable shares, no par value (issued and outstanding: 2.7 shares and 2.7 shares, respectively)	102.2	102.2
Class B exchangeable shares, no par value (issued and outstanding: 11.1 shares and 11.1 shares, respectively)	417.2	417.8
Paid-in capital	6,975.6	6,970.9
Retained earnings	7,469.8	7,401.5
Accumulated other comprehensive income (loss)	(949.6)	(1,006.0)
Class B common stock held in treasury at cost (9.7 shares and 9.5 shares, respectively)	(485.5)	(471.4)
Total Molson Coors Beverage Company stockholders' equity	13,531.8	13,417.1
Noncontrolling interests	238.7	247.0
Total equity	13,770.5	13,664.1
Total liabilities and equity	$27,721.5	$27,619.0

CASH FLOW STATEMENTS - MOLSON COORS BEVERAGE COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows

(In millions) (Unaudited)	For the Three Months Ended
	March 31, 2022	March 31, 2021
Cash flows from operating activities:
Net income (loss) including noncontrolling interests	$137.3	$82.0
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	173.7	202.3
Amortization of debt issuance costs and discounts	1.6	1.8
Share-based compensation	8.5	8.3
(Gain) loss on sale or impairment of properties and other assets, net	22.4	2.8
Unrealized (gain) loss on foreign currency fluctuations and derivative instruments, net	(169.6)	(122.6)
Equity (income) loss	0.1	—
Income tax (benefit) expense	36.4	44.3
Income tax (paid) received	(3.1)	(9.1)
Interest expense, excluding amortization of debt issuance costs and discounts	62.2	64.1
Interest paid	(81.2)	(86.6)
Change in current assets and liabilities and other	(307.6)	(378.2)
Net cash provided by (used in) operating activities	(119.3)	(190.9)
Cash flows from investing activities:
Additions to properties	(243.8)	(102.5)
Proceeds from sales of properties and other assets	13.2	1.1
Other	4.4	16.8
Net cash provided by (used in) investing activities	(226.2)	(84.6)
Cash flows from financing activities:
Exercise of stock options under equity compensation plans	0.9	4.5
Dividends paid	(82.4)	—
Payments on debt and borrowings	(1.1)	(0.9)
Proceeds on debt and borrowings	5.0	—
Purchases of treasury stock	(14.1)	—
Net proceeds from (payments on) revolving credit facilities and commercial paper	156.3	0.5
Change in overdraft balances and other	7.9	40.9
Net cash provided by (used in) financing activities	72.5	45.0
Cash and cash equivalents
Net increase (decrease) in cash and cash equivalents	(273.0)	(230.5)
Effect of foreign exchange rate changes on cash and cash equivalents	(5.7)	(6.9)
Balance at beginning of year	637.4	770.1
Balance at end of period	$358.7	$532.7

SUMMARIZED SEGMENT RESULTS (volume and $ in millions) (Unaudited)

Americas	Q1 2022	Q1 2021	Reported % Change	FX Impact	Constant Currency % Change
Net sales(1)	$1,836.2	$1,692.0	8.5	$(0.5)	8.6
Income (loss) before income taxes	$87.1	$144.2	(39.6)	$1.0	(40.3)
Underlying income (loss) before income taxes	$166.7	$152.2	9.5	$0.8	9.0
Financial volume(1)(2)	12.999	13.102	(0.8)
Brand volume	12.436	12.831	(3.1)

EMEA&APAC	Q1 2022	Q1 2021	Reported % Change	FX Impact	Constant Currency % Change
Net sales(1)	$381.2	$206.9	84.2	$(16.7)	92.3
Income (loss) before income taxes	$(32.2)	$(89.4)	64.0	$1.0	62.9
Underlying income (loss) before income taxes	$(31.2)	$(85.0)	63.3	$1.0	62.1
Financial volume(1)(2)	4.039	3.122	29.4
Brand volume	4.095	3.417	19.8

Unallocated & Eliminations	Q1 2022	Q1 2021	Reported % Change	FX Impact	Constant Currency % Change
Net Sales	$(2.8)	$(0.5)	N/M
Income (loss) before income taxes	$118.8	$71.5	66.2	$(2.4)	69.5
Underlying income (loss) before income taxes	$(52.0)	$(50.0)	4.0	$(1.4)	1.2
Financial volume(2)	(0.001)	(0.007)	(85.7)

Consolidated	Q1 2022	Q1 2021	Reported % Change	FX Impact	Constant Currency % Change
Net sales	$2,214.6	$1,898.4	16.7	$(17.2)	17.6
COGS	$(1,286.8)	$(1,167.4)	10.2	$11.3	11.2
MG&A	$(675.7)	$(542.9)	24.5	$6.2	25.6
Income (loss) before income taxes	$173.7	$126.3	37.5	$(0.4)	37.8
Underlying income (loss) before income taxes	$83.5	$17.2	N/M	$0.4	N/M
Financial volume(2)	17.037	16.217	5.1
Brand volume	16.531	16.248	1.7

The reported percent change and the constant currency percent change in the above table are presented as (unfavorable) favorable.
N/M = Not meaningful
(1)

Includes gross inter-segment volumes, sales and purchases, which are eliminated in the consolidated totals. The unrealized changes in fair value on our commodity swaps, which are economic hedges, are recorded as cost of goods sold within Unallocated. As the exposure we are managing is realized, we reclassify the gain or loss to the segment in which the underlying exposure resides, allowing our segments to realize the economic effects of the derivative without the resulting unrealized mark-to-market volatility.

(2)

Financial volume in hectoliters for Americas and EMEA&APAC excludes royalty volume of 0.601 million hectoliters and 0.319 million hectoliters for the three months ended March 31, 2022, respectively, and excludes royalty volume of 0.567 million hectoliters and 0.359 million hectoliters for three months ended March 31, 2021, respectively.

WORLDWIDE BRAND AND FINANCIAL VOLUME

(In millions of hectoliters) (Unaudited)	For the Three Months Ended
	March 31, 2022	March 31, 2021	Change
Financial Volume	17.037	16.217	5.1%
Contract brewing and wholesale/factored volume	(1.502)	(1.238)	21.3%
Royalty volume	0.920	0.926	(0.6	) %
Sales-To-Wholesaler to Sales-To-Retail adjustment	0.076	0.343	(77.8	) %
Total Worldwide Brand Volume	16.531	16.248	1.7%

Worldwide brand volume (or "brand volume" when discussed by segment) reflects owned or actively managed brands sold to unrelated external customers within our geographic markets (net of returns and allowances), royalty volume and our proportionate share of equity investment worldwide brand volume calculated consistently with MCBC owned volume. Financial volume represents owned brands sold to unrelated external customers within our geographical markets, net of returns and allowances as well as contract brewing, wholesale non-owned brand volume and company-owned distribution volume. Contract brewing and wholesale/factored volume is included within financial volume, but is removed from worldwide brand volume, as this is non-owned volume for which we do not directly control performance. Factored volume in our EMEA&APAC segment is the distribution of beer, wine, spirits and other products owned and produced by other companies to the on-premise channel, which is a common arrangement in the U.K. Royalty volume consists of our brands produced and sold by third parties under various license and contract-brewing agreements and because this is owned volume, it is included in worldwide brand volume. Our worldwide brand volume definition also includes an adjustment from Sales-to-Wholesaler (STW) volume to Sales-to-Retailer (STR) volume. We believe the brand volume metric is important because, unlike financial volume and STWs, it provides the closest indication of the performance of our brands in relation to market and competitor sales trends.

As part of the revitalization plan strategy to grow our above premium portfolio and expand beyond the beer aisle, we have de-prioritized and rationalized certain non-core economy SKUs. This strategy is intended to drive sustainable net sales growth and earnings growth, despite potential volume declines as the portfolio mix shifts towards a higher composition of above premium products.

USE OF NON-GAAP MEASURES

In addition to financial measures presented on the basis of accounting principles generally accepted in the U.S. (“U.S. GAAP”), we also use non-GAAP financial measures, as listed and defined below for operational and financial decision making and to assess Company and segment business performance. These non-GAAP measures should be viewed as supplements to (not substitutes for) our results of operations presented under U.S. GAAP. We have provided reconciliations of all historical non-GAAP measures to their nearest U.S. GAAP measure and have consistently applied the adjustments within our reconciliations in arriving at each non-GAAP measure.

Our management uses these metrics to assist in comparing performance from period to period on a consistent basis; as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; in communications with the board of directors, stockholders, analysts and investors concerning our financial performance; as useful comparisons to the performance of our competitors; and as metrics of certain management incentive compensation calculations. We believe these measures are used by, and are useful to, investors and other users of our financial statements in evaluating our operating performance.

  Underlying Income (Loss) before Income Taxes (Closest GAAP Metric: Income (Loss) Before Income Taxes) – Measure of Company’s income (loss) before income taxes excluding the impact of special items from our U.S. GAAP financial statements as well as other pre-tax non-core items. These pre-tax non-core items, as referred to throughout the definitions below, include integration related costs, unrealized mark-to-market gains and losses, potential or incurred losses related to certain litigation accruals and settlements and gains and losses on sales of non-operating assets, among other items included in our U.S. GAAP results that warrant adjustment to arrive at non-GAAP results. We consider these items to be necessary adjustments for purposes of evaluating our ongoing business performance and are often considered non-recurring. Such adjustments are subjective and involve significant management judgment.
  Underlying COGS (Closest GAAP Metric: COGS) – Measure of Company’s COGS adjusted to exclude any special or non-core items (as defined above) which impact the reported GAAP COGS balance. These non-core items include the impact of unrealized mark-to-market gains and losses on our commodity derivative instruments, which are economic hedges, and are recorded through COGS within Unallocated. As the exposure we are managing is realized, we reclassify the gain or loss to the segment in which the underlying exposure resides, allowing our segments to realize the economic effects of the derivatives without the resulting unrealized mark-to-market volatility.
  Underlying MG&A (Closest GAAP Metric: MG&A) – Measure of Company’s MG&A expense excluding the impact of certain special and non-core items (as defined above).
  Underlying net income (loss) attributable to MCBC (Closest GAAP Metric: Net income (loss) attributable to MCBC) – Measure of net income (loss) attributable to MCBC excluding the impact of special and non-core items (as defined above), the related tax effects of special and non-core items, and certain other discrete and other non-core tax items.
  Underlying net income (loss) attributable to MCBC per diluted share (Closest GAAP Metric: Net Income (Loss) attributable to MCBC per diluted share)– Measure of underlying net income (loss) attributable to MCBC as defined above per diluted share.
  Underlying effective tax rate (Closest GAAP Metric: Effective Tax Rate)– Measure of the Company’s effective tax rate excluding the related tax impact of pre-tax special and non-core items and certain other discrete and non-core tax items. Discrete and other non-core tax items include significant tax audit and prior year reserve adjustments, impact of significant tax legislation and tax rate changes and significant non-recurring and period specific tax items.
  Underlying free cash flow (Closest GAAP Metric: Net Cash Provided by (Used in) Operating Activities) – Measure of the Company’s operating cash flow calculated as Net Cash Provided by (Used In) Operating Activities less Additions to Properties and excluding the pre-tax impact of certain special and non-core items (as defined above). We consider underlying free cash flow an important measure of our ability to generate cash, grow our business and enhance shareholder value, driven by core operations and after adjusting for non-core items, which can vary substantially from company to company depending upon accounting methods and book value of assets and capital structure.
  Underlying depreciation and amortization (Closest GAAP Metric: Depreciation & Amortization) – Measure of the Company’s depreciation and amortization excluding the impact of special and non-core items (as defined above). These adjustments primarily consist of accelerated depreciation or amortization taken related to the Company’s strategic exit or restructuring activities.
  Net debt to underlying earnings before interest, taxes, depreciation, and amortization ("underlying EBITDA") (Closest GAAP Metrics: Cash, Debt, & Income (Loss) Before Income Taxes) – Measure of the Company’s leverage calculated as Net debt (defined as current portion of long-term debt and short-term borrowings plus long-term debt less cash and cash equivalents) divided by the trailing twelve month underlying EBITDA. Underlying EBITDA is calculated as Net Income (Loss) excluding Interest expense (income), income tax expense (benefit), depreciation and amortization, and the impact of special and non-core items (as defined above). This measure does not represent the company’s maximum leverage ratio as defined under its revolving credit facility, which allows for other adjustments in the calculation of net debt to EBITDA.
  Constant currency - Constant currency is a non-GAAP measure utilized to measure performance, excluding the impact of translational and certain transactional foreign currency movements, and is intended to be indicative of results in local currency. As we operate in various foreign countries where the local currency may strengthen or weaken significantly versus the U.S. dollar or other currencies used in operations, we utilize a constant currency measure as an additional metric to evaluate the underlying performance of each business without consideration of foreign currency movements. We present all percentage changes for net sales, underlying COGS, underlying MG&A and underlying income (loss) before income taxes in constant currency and calculate the impact of foreign exchange by translating our current period local currency results (that also include the impact of the comparable prior period currency hedging activities) at the average exchange rates during the respective period throughout the year used to translate the financial statements in the comparable prior year period. The result is the current period results in U.S. dollars, as if foreign exchange rates had not changed from the prior year period. Additionally, we exclude any non-operating transactional foreign currency impacts, reported within the Other Income/Expense, net line item, from our current period results.

Our guidance for any of the measures noted above are also non-GAAP financial measures that exclude or otherwise have been adjusted for special items from our U.S. GAAP financial statements as well as other non-core items as described above. When we provide guidance for any of the various non-GAAP metrics described above, we do not provide reconciliations of the U.S. GAAP measures as we are unable to predict with a reasonable degree of certainty the actual impact of the special and other non-core items. By their very nature, special and other non-core items are difficult to anticipate with precision because they are generally associated with unexpected and unplanned events that impact our company and its financial results. Therefore, we are unable to provide a reconciliation of these measures without unreasonable efforts.

RECONCILIATION TO NEAREST U.S. GAAP MEASURES
Reconciliation by Line Item

(In millions, except per share data) (Unaudited)
	Cost of goods sold	Marketing, general and administrative expenses	Other income (expense), net	Income (loss) before income taxes	Net income (loss) attributable to MCBC	Net income (loss) attributable to MCBC per diluted share
Reported (U.S. GAAP)	$(1,286.8)	$(675.7)	$2.0	$173.7	$151.5	$0.70
Adjustments to arrive at underlying:
Special items, net
Employee-related charges	—	—	—	0.3	0.3	—
Impairments or asset abandonment charges(1)	—	—	—	29.6	17.5	0.08
Termination fees and other (gains) losses	—	—	—	(2.3)	(2.3)	(0.01)
Non-Core items
Unrealized mark-to-market (gains) losses	(170.8)	—	—	(170.8)	(170.8)	(0.78)
Other non-core items(2)	—	56.0	(3.0)	53.0	53.0	0.24
Total Special and Other Non-Core items	$(170.8)	$56.0	$(3.0)	$(90.2)	$(102.3)	$(0.47)
Tax effects on special and other non-core items	—	—	—	—	19.7	0.09
Discrete tax items	—	—	—	—	(5.1)	(0.02)
Underlying (Non-GAAP)	$(1,457.6)	$(619.7)	$(1.0)	$83.5	$63.8	$0.29

(1)

During the three months ended March 31, 2022, we identified a triggering event related to the Truss LP joint venture asset group within our Americas segment and recognized an impairment loss of $28.6 million, of which $12.1 million was attributable to the noncontrolling interest.

(2)	During the three months ended March 31, 2022, we recorded an accrued liability of $56 million within MG&A related to potential losses as a result of the ongoing Keystone litigation case.
Reconciliation to Underlying Income (Loss) Before Income Taxes by Segment

(In millions) (Unaudited)	For the Three Months Ended March 31, 2022
	Americas	EMEA&APAC	Unallocated	Consolidated
Income (loss) before income taxes	$87.1	$(32.2)	$118.8	$173.7
Add/(less):
Special items, net	26.6	1.0	—	27.6
Other non-core items	53.0	—	(170.8)	(117.8)
Total Special and other Non-Core items	$79.6	$1.0	$(170.8)	$(90.2)
Underlying income (loss) before income taxes	$166.7	$(31.2)	$(52.0)	$83.5

Effective Tax Rate Reconciliation

(Unaudited)	For the Three Months Ended
	March 31, 2022	March 31, 2021
GAAP Effective Tax Rate	21%	35%
Add/(less):(1)
Tax effect of special and other non-core items(2)	2%	71%
Discrete and other non-core tax items(3)	3%	(3%)
Underlying (Non-GAAP) Effective Tax Rate	26%	103%

(1)

Adjustments related to the tax effect of special items, net and non-core items as well as certain discrete tax items excluded from our underlying effective tax rate. Discrete and other non-core tax items include significant tax audit and prior year reserve adjustments, impact of significant tax legislation and tax rate changes and significant non-recurring and period specific tax items.

(2)

The decrease in the tax effect of special and other non-core items is primarily due to higher underlying income before income taxes in the first quarter of 2022 compared to prior year. For the three months ended March 31, 2021, there was a disproportionate impact from the discrete tax expense recorded during the first quarter on our underlying effective tax rate due to the significantly lower underlying income before income taxes for the first quarter of 2021.

(3)

The increase in discrete and other non-core tax expense in 2022 compared to the decrease in 2021 is primarily due to the removal of other non-core tax benefits in 2022 as compared to the removal of other non-core tax expense in 2021.

Underlying Free Cash Flow

(In millions) (Unaudited)		For the Three Months Ended
		March 31, 2022	March 31, 2021
U.S. GAAP:	Net Cash Provided by (Used In) Operating Activities	$(119.3)	$(190.9)
Less:	Additions to properties(1)	(243.8)	(102.5)
Add/Less:	Cash impact of special items(2)	4.3	12.4
Add/Less:	Cash impact of other non-core items(3)	—	10.2
Non-GAAP:	Underlying Free Cash Flow	$(358.8)	$(270.8)

(1)	Included in net cash provided by (used in) investing activities.
(2)	Included in net cash provided by (used in) operating activities and primarily reflects costs paid for restructuring activities for the three months ended March 31, 2022 and March 31, 2021.
(3)

Included in net cash provided by (used in) operating activities and primarily reflects costs paid for the cybersecurity incident, net of insurance recoveries, in the Americas segment for the three months ended March 31, 2021.

Net Debt to Underlying EBITDA Ratio

(In millions) (Unaudited)		As of
		March 31, 2022	March 31, 2021
U.S. GAAP	Current portion of long-term debt and short-term borrowings	$681.9	$1,063.5
Add:	Long-term debt	6,631.5	7,181.2
Less:	Cash and cash equivalents	358.7	532.7
	Net debt	$6,954.7	$7,712.0
	Q1 Underlying EBITDA	320.5	280.0
	Q4 Underlying EBITDA	457.3	375.1
	Q3 Underlying EBITDA	642.6	712.5
	Q2 Underlying EBITDA	697.8	692.3
Non-GAAP	Underlying EBITDA(1)	$2,118.2	$2,059.9
	Net debt to underlying EBITDA ratio	3.28	3.74

(1)	Represents underlying EBITDA on a trailing twelve month basis.
Underlying EBITDA Reconciliation
(In millions) (Unaudited)	For the Three Months Ended
	March 31, 2022	March 31, 2021

U.S. GAAP: Net income (loss) attributable to MCBC	$151.5	$84.1
Add: Net income (loss) attributable to noncontrolling interests	(14.2)	(2.1)
U.S. GAAP: Net income (loss)	137.3	82.0
Add: Interest expense (income), net	63.3	65.3
Add: Income tax expense (benefit)	36.4	44.3
Add: Depreciation and amortization	173.7	202.3
Adjustments included in underlying income(1)	(90.2)	(109.1)
Adjustments to arrive at underlying EBITDA(1)	—	(4.8)
Non-GAAP Underlying EBITDA	$320.5	$280.0

(1)	Includes adjustments to income (loss) before income taxes related to special and non-core items. See Reconciliations to Nearest U.S. GAAP Measures by Line Item table for detailed adjustments.

Contacts

Investor Relations
Greg Tierney, (414) 931-3303
Traci Mangini, (415) 308-0151

News Media
Marty Maloney, (312) 496-5669